Exhibit 10(c)

WELLS FARGO BONUS PLAN

The Plan is effective January1, 2004 and supersedes the Wells Fargo Bonus Plan effective January 1, 2000. Participants, incentive opportunities and performance objectives shall be identified annually.

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PURPOSE OF THE PLAN

The purpose of the Wells Fargo Bonus Plan (the “Plan”) is to motivate a select group of management, supervisory and individual contributors to achieve superior results for Wells Fargo & Company and its subsidiaries (“Wells Fargo”). The Plan is designed to provide Participants with incentive compensation opportunities that focus on individual and team contributions through the measurement of meaningful performance goals that are consistent with Wells Fargo’s corporate and business unit objectives.

This document is comprised of three sections :

1.	Plan Eligibility
2.	Plan Components
3.	Plan Administration

For questions related to this document, policies or the administration of the Plan, please contact your local Human Resources representative.

PLAN ELIGIBILITY

A select group of Wells Fargo management, supervisors and individual contributors who are in a position to control or influence business results are eligible to participate in the Plan (“Participants”). Eligibility for participation is determined on a case-by-case basis. Business unit managers are responsible for identifying Participants within their business units prior to the beginning of the Plan Year.

The intent of the Plan is to provide incentive awards to those Participants who are not eligible for a bonus or incentive compensation under any other plan or written agreement with Wells Fargo. Therefore, Plan Participants who participate in any other Wells Fargo-sponsored incentive compensation plan are not eligible to receive an award under this Plan.

A Plan Participant must be employed by Wells Fargo as of the last day of the Plan Year in order to be eligible for an incentive award under the Plan, unless otherwise noted below or in the Plan Administration section. There will be no incentive opportunity for the Plan Year for those Participants who experience a voluntary or involuntary termination before the last day of the Plan Year. Exceptions may be made if the termination is a result of the Participant’s retirement, death or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in the leave of absence or death or retirement policies in the Plan Administration section.

Corporate EPS (Earnings Per Share) thresholds must be met for payout to occur under this plan. If the threshold EPS is not met, no bonuses will be earned unless specifically authorized by the Wells Fargo Board of Directors.

For purposes of this Plan, a “Disqualifying Factor” is an event, the occurrence of which immediately invalidates a Participant’s opportunity for an incentive award. If a Participant’s incentive opportunity is subject to a Disqualifying Factor and the event occurs, the Participant shall have no incentive opportunity for that particular Plan Year. Contact your local HR representative to identify any disqualifying events that your plan may be subject to.

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PLAN COMPONENTS

Target Bonus	Business unit managers, working with Human Resources, shall establish an incentive opportunity for each Participant’s position.

The incentive opportunity should be a range:

		•	Threshold	–	50% of the target bonus
				–	Paid for satisfactory performance that falls short of target.

		•	Target	–	100% of the target bonus
				–	Paid for good, commendable on plan performance.

		•	Maximum	–	150% of target bonus
				–	Paid for performance that exceeds expectations.

Performance Measures	A Performance Measure defines the action or resultant performance expected of a Participant in a given Plan Year.

Performance Measures may vary from year to year, from position to position or from one Participant to another. Typically each Participant should have three to five measures set by their business unit manager.

The Performance Measures should be indicators of the expected:

	1.		Overall financial success at the Participant’s level or of the Participant’s business unit

	2.		Tactical, operation achievements which will contribute to the overall success at the Participant’s level or business unit and/or

	3.		Major strategic milestones achieve by or on behalf of the Participant, the Participant’s business unit or Wells Fargo

The business unit manager is responsible for defining the Performance Measures within the Plan. The business unit manager is encouraged to consult with the Participant and Human Resources in identifying the Performance Measure.

Performance measures should be established for each Participant to be effective as of the beginning of the Plan Year. All Performance Measures and Awards are subject to review and modification at higher levels of the organization.

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Performance Measures (continued)	Some characteristics of Performance measures:
• The Performance Measures should include identifiable activities and/or results for each level of achievement. Most MBOs should have at least three defined Performance Levels: Threshold, Target and Maximum.

• At least one Performance Measure should have a financial objective that is linked to overall corporate objectives.

• For Staff Participants, at least one Performance Measure should be based on EPS.

• Where possible Participants should have at least one measure linked to either EPS, P&L or expense management. These measures can be set up as distinct MBOs or plan disqualifiers/hurdles.

More suggestions on writing good MBOs can be obtained from HR or can be found in the Wells Fargo Bonus Plan calculator.

Measure Weighting and Scoring	While Performance Levels are designated as target, threshold and maximum, individual measures can be scored as either an all-or- nothing goal or on a scale.
Performance Measures may be weighted equally or weighted individually to correspond with the Participant’s accountability, strategic the and tactical priorities, and/or difficulty of achieving the goal.

The scores for multiple Performance Measures are aggregated to determine the final award level. The business unit manager is responsible for identifying the target, threshold and maximum Performance Levels and the scoring guides that will be used to calculate the Participants incentive award.

Bonuses may be adjusted, regardless of financial performance, for unsatisfactory performance on the part of the participant. This could include unsatisfactory audits, credit problems, code of ethics issues or other unsatisfactory performance.

Award Calculation	Performance shall be evaluated as soon as practicable following completion of the Plan Year. All awards under the Plan are subject to the following guidelines:

• Each Performance Measure is evaluated individually following the end of the Plan Year. The Participant’s incentive award for

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a Plan Year is determined by adding the values determined for each Performance Measure taking into consideration any assigned weighting. The incentive award should be consistent with the overall Target Bonus opportunity identified for the Participant’s position.

Award Calculation (continued)	•	A Participant’s award may be increased or decreased by up to 15% of its value, on a discretionary basis by the manager of the Participant’s business unit.

	•	Incentive awards are based on the Participant’s base salary and will be paid to the Participant by the end of March following the end of the Plan Year.

	•	With approval from the Plan Administrator, an incentive award may be reduced in any amount or denied for unsatisfactory performance. An incentive award may also be denied if a Participant is involuntarily terminated before the date that the Participant’s incentive award is paid.

PLAN ADMINISTRATION

A.	Plan Administrator

The Plan Administrator is the Executive Vice President and Director of Human Resources. The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as he or she considers appropriate to facilitate the day-to-day administration of the Plan. The Plan Administrator also has the full discretionary authority to adjust or amend a Participant’s incentive opportunity under the Plan at any time.

Plan commitments or interpretations (oral or written) by anyone other than the Plan Administrator or one of his/her delegates are invalid and will have no force upon the policies and procedures set forth in this Plan.

B.	Plan Year

Participant performance is measured and financial records are kept on a “Plan Year” basis. The Plan Year is the 12- month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

C.	Disputes

If a Participant has a dispute regarding his/her incentive award under the Plan, the Participant should attempt to resolve the dispute with the manager of his/her business unit. If this is not successful, the Participant should prepare a written request for review addressed to the Participant’s Human Resources representative. The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems

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pertinent. The Human Resources representative will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

D.	Amendment or Termination

The Board of Directors of Wells Fargo & Company (the “Company”), and the Human Resources Committee of the Board of Directors, the Company’s President, any Vice Chairman, or the Executive Vice President of Human Resources may amend, suspend or terminate the Plan at any time, for any reason. No amendment, suspension or termination of the Plan shall adversely affect a Participant’s incentive award earned under the Plan prior to the effective date of the amendment, suspension or termination, unless otherwise agreed to by the Participant.

E.	Leaves of Absence

Incentive awards payable under the Plan should be pro-rated for Participants who go on a leave of absence provided the Participant has actively worked at least three months during the Plan Year and some or all of the Participant’s Performance Objective has been met. For Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan, the Notice Period (as defined by that plan) should be considered in determining whether the Participant satisfies the three- month “actively at work” requirement. Incentive awards will be determined following the end of the Plan Year.

F.	Changes in Employment Status

1.	Employees hired after the beginning of the Plan Year may be eligible to participate in the Plan. Incentive Opportunity Percentages and Performance Objectives should be designed accordingly. Where Performance Objectives are impractical to develop for a partial Plan Year, eligibility should be delayed until the next Plan Year.

2.	If, during the Plan Year, a Participant transfers to another business unit or receives a promotion to a new position within Wells Fargo, the Participant’s incentive award should be pro-rated provided the Participant met some or the entire Performance Objective prior to the transfer or promotion. Incentive awards will be determined following the end of the Plan Year.

G.	Death or Retirement

In the event of a Participant’s death or retirement during the Plan Year, the Participant’s incentive award should be a pro-rata share of the anticipated final incentive award provided the Participant actively worked for at least three months during the Plan Year and would be otherwise eligible for an award under the terms of the plan.

H.	Withholding Taxes

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Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements.

I.	Not an Employment Contract

The Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with Wells Fargo. Both the Participant and Wells Fargo are free to terminate their employment relationship at any time for any reason. No rights in the Plan may be claimed by any person whether or not he/she is selected to participate in the Plan. No person shall acquire any right to an accounting or to examine the books or the affairs of Wells Fargo.

J.	Assignment

No Participant shall have any right or power to pledge or assign any rights, privileges, or incentive awards provided for under the Plan.

K.	Unsecured Obligations

Incentive awards under the Plan are unsecured obligations of the Company.

L.	Code of Conduct

Violation of the terms or the spirit of the Plan and/or Wells Fargo’s Code of Ethics and Business Conduct by the Participant and/or the Participant’s supervisor, or other serious misconduct (including, but not limited to, gaming which is more fully discussed below), are grounds for disciplinary action, including disqualification from further participation in the Plan (including awards payable under the terms of the Plan) and/or immediate termination of employment.

Participants are expected to adhere to ethical and honest business practices. Participant who violates the spirit of the Plan by “gaming” the system become immediately ineligible to participate in the Plan. “Gaming” is the manipulation and/or misrepresentation of sales or sales reporting in order to receive or attempt to receive compensation, or to meet or attempt to meet goals.

M.	Pro-Rated Awards

In the event that an award needs to be pro-rated the following methodology should be used.

The annual salary should be multiplied by the ratio of months worked during the year by the target bonus percentage.

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The ratio of months worked is equal to the number of full months worked in the qualifying position divided by 12.

E.g., a participant is transfers to another position on Nov. 1. Their salary was $100,000 per year at the time of transfer, and they had a 10% bonus target. They achieved all their goals at target level. Their bonus would be:

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